EIGHTH AMENDMENT TO LEASE AGREEMENT
    THIS EIGHTH AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is made and entered into effective as of May 5, 2026 (the “Amendment Date”) by and between TPI DENVER LLC, a Texas limited liability company (“Landlord”), and REDWOOD TRUST, INC., a Maryland corporation (“Tenant”).

WITNESSETH:

    WHEREAS, Landlord (as successor-in-interest to ARTIS HRA Inverness Point, LP, a Delaware limited partnership, as successor-in-interest to MG-Point, LLC, a Colorado limited liability company) and Tenant are parties to that certain Lease Agreement dated as of January 11, 2013, as previously amended by (i) that certain First Amendment to Lease dated as of June 27, 2013, (ii) that certain Second Amendment to Lease dated as of June 23, 2014, (iii) that certain Third Amendment to Lease Agreement dated as of January 22, 2020, (iv) that certain Fourth Amendment to Lease Agreement dated as of April 20, 2020, (v) that certain Fifth Amendment to Lease Agreement dated as of July 27, 2020, (vi) that certain Sixth Amendment to Lease Agreement dated as of December 4, 2020, and (vii) that certain Seventh Amendment to Lease Agreement dated as of May 21, 2021 (as amended, the “Lease”), pursuant to which Tenant currently leases from Landlord Suite 425, containing 17,219 rentable square feet (the “Current Premises”) on the fourth (4th) floor of the office building known as The Point at Inverness, located at 8310 South Valley Highway, Englewood, Colorado 80112 (the “Building”); and

WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Lease; and
WHEREAS, Landlord and Tenant wish to amend the Lease to expand the size of the Premises to be leased effective as of the Extension Commencement Date (as defined below) and to provide for certain related matters as set forth in this Amendment.
AGREEMENTS:
For valuable consideration, whose receipt and sufficiency are acknowledged, Landlord and Tenant hereby agree as follows:
1.Defined Terms. As used in this Amendment, the following terms have the meanings given below:
(a)    “Expansion Area” means the approximately 2,940 rentable square feet of space located on the fourth (4th) floor contiguous to the Current Premises, designated as Suite 415, as depicted on the attached Exhibit A.
(b)    “Expansion Commencement Date” shall be the earlier to occur of (i) ninety (90) days following the Amendment Date, or (ii) the date upon which Tenant occupies the Expansion Area.
(c)    “Expansion Termination Date” shall be the last day of the twenty-sixth (26th) month after the Expansion Commencement Date, unless otherwise extended as provided in this Amendment.
(d)    “Expansion Term” shall be the period beginning on the Expansion Commencement Date and continuing through the Expansion Termination Date.
(e)    “New Premises” means the approximately 20,159 rentable square feet located in Suite 425 of the Building, as depicted on the attached Exhibit A, being the Current Premises plus the Expansion Area.
2.Expansion Area. As of the Expansion Commencement Date and continuing for the Expansion Term only, the Current Premises shall be redefined as the New Premises. For the duration of the Expansion Term, the Lease is amended such that all references in the Lease to the “Premises” shall be deemed to refer to the New Premises. At or prior to the Expansion Termination Date, Tenant shall vacate and deliver the Expansion Area to Landlord in accordance with the general terms and conditions regarding surrender of the Premises in the Lease. In the event that Tenant fails to deliver exclusive possession of the Expansion Area to Landlord as and in the condition required pursuant to this Amendment and the Lease, then Tenant shall be deemed to be holding over with respect to the Expansion Area without the consent of Landlord and shall be liable to Landlord for rent at the holdover rate provided in the Lease, in addition to any and all other remedies provided to Landlord in the Lease related to holdover. Once the Expansion Commencement Date is determined, the parties shall execute the Confirmation of Expansion Commencement Date in the form attached hereto as Exhibit B.
3.Base Rent. Effective on the Expansion Commencement Date and continuing through the Expansion Term, Tenant shall pay Base Rent with respect to the Expansion Area only as follows:
As used herein, the term “Lease Month” means each calendar month during the Expansion Term (and if the Expansion Commencement Date does not occur on the first day of a calendar month, the period from the Expansion Commencement Date to the first day of the next calendar month shall be included in the first Lease Month for purposes of determining the duration of the Expansion Term and the Base Rent rate applicable for such partial month). Notwithstanding the foregoing, the abatement of Base Rent for the first two (2) Lease Months following the Expansion Commencement Date shall be expressly conditioned upon there being no occurrence of an uncured event of default by Tenant hereunder from the Amendment Date through the date upon which such abatement is scheduled.  If there shall occur an uncured event of default by Tenant under the Lease during such time, all Base Rent previously abated shall be immediately due and payable at the rate set forth above for the period immediately following the abatement period, any abatement thereafter shall be immediately and automatically terminated, and Tenant shall immediately begin paying Base Rent at the rate set forth above for the period immediately following the abatement period (without limiting any remedies available to Landlord pursuant to the Lease). There shall be a similarly conditional abatement of Operating Expenses during such time period.
From and after the Amendment Date and continuing through the expiration of the Term (January 31, 2031), Tenant shall pay Base Rent with respect to the Current Premises as follows:
4.Recalculation of Tenant’s Pro Rata Share. Staring on the Expansion Commencement Date and continuing for the duration of the Expansion Term only, Tenant’s Pro Rata Share of Operating Expenses shall be 10.59% (being 20,159 rentable square feet of the New Premises divided by 190,334 rentable square feet of the Building). Upon expiration of the Expansion Term, Tenant’s Pro Rata Share of Operating Expenses shall revert to 9.05% (being 17,219 rentable square feet of the New Premises divided by 190,334 rentable square feet of the Building).
5.Condition of Expansion Area. Tenant hereby accepts the Current Premises and the Expansion Area in their “AS-IS” condition.
6.Parking. Effective upon the Expansion Commencement Date and for the duration of the Expansion Term only (as the same may be extended pursuant to the Expansion Area Renewal Option, as set forth in Section 8), Tenant shall be allocated a total of eighty (80) parking spaces, with seven (7) such parking spaces being reserved Covered Parking

Spaces and the balance shall be seventy-three (73) Surface Parking Spaces (the “Parking Allotment”). Except as expressly provided herein, the Parking Allotment shall be the subject to all of the terms and conditions set forth in the Lease. Following the Expansion Termination Date (as the same may be extended pursuant to the Expansion Area Renewal Option), the Parking Allotment shall automatically decrease to a total of sixty-nine (69) parking spaces, with seven (7) of such parking spaces being reserved Covered Parking Spaces and the balance being sixty-two (62) Surface Parking Spaces. Additionally, subject to availability, Tenant shall have the right to lease additional Covered Parking Spaces on a month-to-month basis (terminable by either party on no less than 30 days’ written notice) at the then-current rate charged for such spaces by Landlord.
7.Option to Renew for Expansion Area. Provided that (i) Tenant is not in default under the Lease beyond any applicable notice and cure periods and (ii) the Original Tenant (as defined below) continues to be in possession of the New Premises, both requirements being met as of the date of exercise of the Expansion Area Renewal Option and as of the Expansion Area Renewal Term Commencement Date (both as defined below), then Landlord and Tenant agree that during the Expansion Term, Tenant shall have one (1) option to renew the Lease as it relates to the entirety of the Expansion Area (the “Expansion Area Renewal Option”) to extend the Expansion Term through January 31, 2031 (such period of time from June 1, 2024 (the “Expansion Area Renewal Commencement Date”), through January 31, 2031, being referred to herein as the “Expansion Area Renewal Term”). The Expansion Area Renewal Option is exercisable only by Tenant giving written notice thereof (“Renewal Notice”) to Landlord of its exercise of the Expansion Area Renewal Option at least six (6) months, but not more than nine (9) months, prior to the expiration of the Expansion Term. If Tenant gives timely notice exercising the Expansion Area Renewal Option, the Term of the Lease shall (subject to cancellation by Landlord for an Event of Default by Tenant as provided in the first sentence of this Section) automatically be extended by the Expansion Area Renewal Term. If Tenant does not timely give notice of its exercise of the Expansion Area Renewal Option, the Expansion Area Renewal Option shall expire and Tenant shall have no further right to extend or renew the Expansion Term. During the Expansion Area Renewal Term, the Lease and Tenant's use and occupancy of the New Premises shall be on the terms provided in the Lease, except as follows:
    (a)    Effective beginning on the Expansion Area Renewal Commencement Date, and continuing through the Expansion Area Renewal Term, Base Rent with respect to the Expansion Area only shall continue to increase $0.50 per rentable square foot per annum.
    (b)    The Expansion Area Renewal Option shall be personal to Redwood Trust, Inc., a Maryland corporation (together with any Permitted Transferee who has assumed the Lease (as defined in Section 14.2 of the Lease), collectively, the “Original Tenant”), and may only be exercised by Original Tenant (and not any assignee, sublessee or other transferee of Original Tenant's interest in the Lease). All references to “Tenant” in this Section 7 shall mean Original Tenant only. In the event of any assignment of the Lease or sublease of all or any portion of the New Premises to any party other than Original Tenant, the Expansion Area Renewal Option shall be extinguished.
8.Brokerage. Landlord and Tenant each warrant to the other that it has not dealt with any broker or agent in connection with the negotiation or execution of this Amendment, other than Newmark, representing Landlord, and CBRE, representing Tenant, whose commissions shall be paid by Landlord pursuant to a separate written agreement. Landlord and Tenant shall each indemnify the other against all costs, expenses, attorneys’ fees, and other liability for commissions or other compensation claimed by any other broker or agent claiming the same by, through, or under the indemnifying party.
9.Ratification. Tenant hereby ratifies and confirms its obligations under the Lease, and represents and warrants to Landlord that it has no defenses thereto. Additionally, Tenant further confirms and ratifies that, as of the date hereof, (a) the Lease is and remains in good standing and in full force and effect, (b) Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant, and (c) all improvement allowances provided to Tenant under the Lease or otherwise, if any, have been paid in full by Landlord to Tenant, and Tenant has no further obligations with respect thereto.
10.Confidentiality. Tenant acknowledges the terms and conditions of the Lease (as amended hereby) are to remain confidential for Landlord’s benefit, and may not be disclosed by Tenant to anyone, by any manner or means, directly or indirectly, without Landlord’s prior written consent; however, Tenant may disclose the terms and conditions of the Lease to its attorneys, accountants, employees and existing or prospective financial partners, or if required by law or court order, provided all parties to whom Tenant is permitted hereunder to disclose such terms and conditions are advised by Tenant of the confidential nature of such terms and conditions and agree to maintain the confidentiality thereof (in each case, prior to disclosure). Tenant shall be liable for any disclosures made in violation of this Section 10 by Tenant or by any entity or individual to whom the terms of and conditions of the Lease were disclosed or made available by Tenant. The consent by Landlord to any disclosures shall not be deemed to be a waiver on the part of Landlord of any prohibition against any future disclosure.
11.Limitation of Liability. In addition to any other limitations of Landlord’s liability as contained in the Lease, as amended to date, the liability of Landlord (and its partners, shareholders or members) to Tenant (or any person or entity claiming by, through or under Tenant) for any default by Landlord under the terms of the Lease or any matter relating to or arising out of the occupancy or use of the Premises and/or other areas of the Building shall be limited to Tenant’s actual direct, but not consequential, damages therefor and shall be recoverable only from the interest of Landlord in the Building, and Landlord (and its partners, shareholders or members) shall not be personally liable for any deficiency.
12.Binding Effect; Governing Law. Except as modified hereby, the Lease shall remain in full effect and this Amendment shall be binding upon Landlord and Tenant and their respective successors and assigns. If any inconsistency exists or arises between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall prevail. This Amendment shall be governed by the laws of the State in which the Premises are located.
13.Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one document. To facilitate execution of this Amendment, the parties hereto may execute and exchange, by telephone facsimile or electronic mail PDF, counterparts of the signature pages. Signature pages may be detached from the counterparts and attached to a single copy of this Amendment to physically form one document.
Executed as of the Amendment Date first written above.
LANDLORD:                    TPI DENVER LLC,
                        a Texas limited liability company

By:    Aniketos Capital Management LLC,
                            a Texas limited liability company, its Manager

                            By: /s/ Mark Horrell
                            Name:    Mark Horrell
                            Title:    Manager

TENANT:                    REDWOOD TRUST, INC.,
a Maryland corporation

By: /s/ Sasha Macomber
Name: Sasha Macomber
Title: Chief Human Resource Officer

EXHIBIT A

NEW PREMISES

    Exhibit A

EXHIBIT B

FORM OF CONFIRMATION OF EXPANSION COMMENCEMENT DATE
___________, 2026
Redwood Trust, Inc.
8310 South Valley Highway, Suite 425
Englewood, Colorado 80112

Re:    Eighth Amendment to Lease Agreement (the “Lease Amendment”) dated April ___, 2026 between TPI DENVER LLC, a Texas limited liability company (“Landlord”), and REDWOOD TRUST, INC., a Maryland corporation (“Tenant”). Capitalized terms used herein but not defined shall be given the meanings assigned to them in the Lease or the Lease Amendment.
Ladies and Gentlemen:
Landlord and Tenant agree as follows:
1.Condition of Expansion Area. Tenant has accepted possession of the Expansion Area pursuant to the Lease Amendment. Any improvements required by the terms of the Lease or the Lease Amendment to be made by Landlord have been completed to the full and complete satisfaction of Tenant in all respects. Tenant acknowledges that the New Premises are suitable for the Permitted Uses.
2.Expansion Commencement Date. The Expansion Commencement Date under the Lease Amendment is ____________, 2026.
3.Expansion Termination Date. The Expansion Termination Date is _______________, 20____.
4.Ratification. Tenant hereby ratifies and confirms its obligations under the Lease, as amended, and represents and warrants to Landlord that it has no defenses thereto. Additionally, Tenant further confirms and ratifies that, as of the date hereof, (a) the Lease is and remains in good standing and in full force and effect, and (b) Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant.
5.Binding Effect; Governing Law. Except as modified hereby, the Lease shall remain in full effect and this letter shall be binding upon Landlord and Tenant and their respective successors and assigns. If any inconsistency exists or arises between the terms of this letter and the terms of the Lease, the terms of this letter shall prevail. This letter shall be governed by the laws of the state in which the Premises are located.
Please indicate your agreement to the above matters by signing this letter in the space indicated below and returning an executed original to us.
Sincerely,

                        TPI DENVER LLC,
                        a Texas limited liability company

By:    Aniketos Capital Management LLC,
                            a Texas limited liability company, its Manager

                            By:
                            Name:    Mark Horrell
                            Title:    Manager
    Exhibit B

Agreed and accepted:
REDWOOD TRUST, INC.,
a Maryland corporation

By:
Name:
Title:
    Exhibit B